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                                                                  EXHIBIT 10.11

August 21, 1996




Gary Allan
President
Liberty Agricultural Inc.
P.O. Box 2425
Pasco, WA  99302


Dear Gary:

     This letter of intent confirms the discussions that representatives of RDO Equipment Co., a North Dakota corporation ("Buyer"), have had with you relative to the proposed purchase of substantially all the assets of Liberty Agricultural, Inc., a Washington corporation ("Seller"), which company is engaged in the sales and service of agricultural equipment operating primarily as an authorized dealer for Deere and Company as well as certain other equipment manufacturers with facilities located in Pasco and Sunnyside, Washington (the "Business"). The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal purchase agreement (the "Purchase Agreement"), which, among other things, would provide for the various matters set forth below.

1. In the proposed transaction, Seller will at closing sell, transfer and assign to Buyer free and clear of all liens and encumbrances substantially all the assets of Seller, including, all inventory, parts, used equipment, rental equipment, attachments, and work in process owned by Seller wherever located together with the fixed assets of the Business which shall include, without limitation, all motor vehicles, tools, shop equipment, supplies, furniture, computers, office equipment, computer software, and fixtures used in the operation of the Business wherever located, all of which assets are to be valued according to the formulas set forth on Exhibit A attached hereto together with all trademarks and tradenames (if any), customer lists and records, and goodwill of the Business (the "Assets").

     Assets to be retained by Seller (the "Excluded Assets") shall be specifically scheduled in the Purchase Agreement and shall include cash, accounts receivable, dealer credits, finance reserves, new John Deere equipment and parts, certain rental equipment, and real estate.

2.   For the purchase of the Assets by Buyer, Buyer will pay Seller the sum of
     (i) one million two hundred fifty thousand dollars ($1,250,000) and
     (ii) the value of the saleable and usable inventory, fixed assets, and other assets at closing of the transaction as developed pursuant to Exhibit A.


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     The purchase price shall be paid in cash except that $1,000,000 will be payable in equal annual installments over a period of five years commencing one year from the date of the Closing with interest at a rate to be determined by the parties. The balance shall be evidenced by a note secured in a manner satisfactory to Seller. It is contemplated that the Buyer will assume certain financial liabilities of Seller associated with the Business which liabilities shall be deducted from the purchase price payable at closing. Buyer shall have the opportunity to review all the liabilities of the Seller and will assume only those liabilities that are specifically agreed to in the Purchase Agreement.

3. It is understood that in addition to the payments called for in Paragraph 2 above, additional payments to the Seller based on the earnings and performance of the business over the three year period following the Closing Date may be required. The basic criteria to earn this additional amount will be a formula to be mutually agreed upon by the parties that calls for a 30% equity in the assets of the Business and the Buyer earning a 20% after-tax return on equity. Earnings over and above that standard shall be paid to the Seller annually up to a total cumulative maximum amount of $750,000.

4. The real estate used in the operation of the business will be leased to the Seller for a term of 5 years at a rental of $20,000 per month. During the term of the lease, Buyer shall pay all real estate taxes, fire and casualty insurance premiums, and ordinary and necessary repairs and replacements to the premises. The landlord shall be responsible for all structural and/or major repairs and replacements to the premises.

     The lease agreement shall also contain a provision giving Buyer an option to purchase the property at any time during the term of the lease at an appraised value or agreed upon price which will be established in the Purchase Agreement and on such other terms and conditions as are mutually agreeable to Buyer and Seller. The lease agreement shall also contain a right of first refusal in favor of the Buyer.

5. The Purchase Agreement will further provide that Seller will obtain an environmental assessment prepared by such a company and in such a manner as is satisfactory to Buyer covering all of the real estate involved hereunder. Buyer shall pay the cost of such environmental assessment. Seller will be responsible for and bear the costs of any required remedial and/or clean up action on the real estate.

6. It is understood that Seller will be responsible to terminate the employment with Seller of all existing employees of the Business as of the closing date and shall be responsible for


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     all financial obligations to those employees, including but not limited to, any pension or profit sharing plan liabilities, accrued vacation liabilities, and any other payroll or employment related liabilities.

7. Buyer's obligation to close hereunder shall be contingent on Buyer entering into employment agreements with David McKensie and Kelly Hector on such terms and conditions as are satisfactory to Buyer. Such employment agreements shall be for a term of two years and shall contain a prohibition against competition by said employee for a period of four years from the Closing Date.

     Buyer's obligation to close hereunder shall be contingent on Buyer entering into noncompetition agreement with Seller and Gary Allan containing a prohibition against competition by Seller for a period of four years from the Closing Date. The area of non-competition shall be the State of Washington.

8. It is contemplated that Buyer will assume certain liabilities, leases, and other contractual obligations of Seller associated with the Business. Buyer shall have the opportunity to review all of the leases, contracts, and other documents representing all of the liabilities and obligations of Seller to be assumed and will assume only those liabilities, leases, and other contractual obligations of Seller that are specifically agreed to in the Purchase Agreement.

9. It is understood that it is likely that various approvals, assignments and consents (including the consent and approval of Deere and Company) will be required to effectuate the closing of this transaction. Seller and Buyer will cooperate to obtain all such assignments, consents and approvals.

10. Seller agrees to obtain the consent of its auditors to allow Buyer and its representatives to utilize said auditors' past financial and audit work in its S-1 registration in connection with Buyer's initial public offering.

11. Upon your signing and returning to me this letter of intent, our legal counsel will work with your legal counsel to prepare the Purchase Agreement containing provisions in accordance with this letter together with such further appropriate terms and conditions as we may mutually and in good faith agree upon. The Purchase Agreement shall contain the normal and usual indemnifications, representations and warranties regarding the absence of undisclosed liabilities affecting the Assets and the Business, merchantability of inventory, marketable title to the real estate subject only to such permitted exceptions as may be scheduled in the Purchase Agreement, compliance with all environmental laws and regulations, the existence and enforceability of all permits and licenses

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     required to conduct operations, the good condition and repair of all structures, buildings, fixtures and other assets used in the current operations of the Business, accuracy of financial statements, etc. Seller agrees to comply with bulk transfer requirements unless waived by Buyer. Seller will indemnify Buyer with respect to all undisclosed liabilities and breaches of representations and warranties. The Purchase Agreement shall also provide that the obligations of Buyer thereunder are expressly subject to an investigation by Buyer and review by legal counsel of Buyer confirming that the representations and warranties of Seller set forth in the Purchase Agreement are true in all material respects and that the conditions to the obligations of Buyer set forth therein, including the obtaining of all requisite franchisor consents, governmental approvals relating to the transaction, if any, have been satisfied in all material respects.

12. The Buyer and his representatives shall have, during reasonable business hours subsequent to the execution of this Letter of Intent and during the preparation of the Purchase Agreement, access to the offices of the Seller and current financial and business records of the Seller relating to the operation of the Business and that Seller shall furnish Buyer and its representatives for their review and approval such financial, operating data and other information with respect to the Business and the Assets of the Seller as Buyer shall from time to time request. It is, of course, understood that all such access, investigations, and contacts to be conducted by Buyer and its representatives shall be conducted in such a manner as to not unduly interfere with the normal conduct of the business of Seller.

13. In connection with this proposed transaction, you will furnish to the Buyer's representatives information of a confidential and proprietary nature relating to the Business and its assets and liabilities. We agree that such information shall be held in confidence and will not be unnecessarily disclosed to any third parties without your consent.

14. It is understood that each party will be responsible for its own legal, accounting and other expenses incurred in connection with the proposed transaction.

15. In view of the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation of the Purchase Agreement and the various investigations and reviews referred to above, you agree that neither you nor anyone acting on behalf of the Seller will attempt to market the Business and/or Assets or any part thereof or enter into any discussions or negotiations with any other party with respect to the sale or other disposition of the Business and/or Assets or any part thereof until the

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     earlier of (a) November 30, 1996 or (b) Buyer's written notification to
     Seller of his election to not proceed with the purchase.

16. Seller agrees to continue to operate the Business in the ordinary course of business prior to closing. Seller further agrees to use its best efforts to preserve intact the existing business organization, including employees, and the goodwill of the customers, suppliers, and others having business relations with Seller.

We consider time to be of the essence in consummating the proposed transaction. Accordingly, we will instruct our legal counsel to work with your legal counsel promptly after execution by you of this letter of intent to prepare an initial draft of the Purchase Agreement, which shall contain provisions in accordance with the foregoing.

If the foregoing meets with your approval, please sign and return the enclosed duplicate copy of this letter within three (3) business days from the date hereof. We look forward to receiving your prompt response.

                                       Very truly yours,

                                       RDO EQUIPMENT CO.

                                       By: /s/ Ronald Offutt
                                           ------------------------------------
                                           President

ACKNOWLEDGED AND AGREED TO
ON AUGUST 23, 1996.

LIBERTY AGRICULTURAL INC.

By: /s/ Gary Eller
    ---------------------------
    President

17. Seller's obligation to close this transaction is dependent on satisfaction of the following conditions:

    a. Liberty's and its shareholders' approval of the form and content of the final Purchase Agreement and related documents; and,

    b. Review and approval of the final Purchase Agreement and related documents by Liberty's legal counsel and Certified Public Accountant.


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                                   EXHIBIT A

1.    WHOLE GOODS INVENTORY.

      a. All used whole goods inventory and attachments will be purchased for a price to be mutually agreed upon between Buyer and Seller in the Purchase Agreement. If Buyer and Seller are not able to mutually agree on a price for the used inventory or any individual components thereof, Buyer and Seller will mutually agree upon an appraiser to determine the value of the disputed item or items. In the event that the parties cannot mutually agree upon an appraiser, each side will appoint an appraiser and the two appraisers will then appoint a third appraiser with the final price to be determined by an average of the three appraisals.

      b. New and unused John Deere equipment will be transferred to John Deere for credit on Seller's John Deere statement. Buyer will reimburse Seller for freight and set up charges at Seller's cost.

      c.   New equipment that has been rented will be transferred to John
      Deere for credit on Buyer's John Deere statement. 80% of the rental income that has been received on each piece of equipment shall apply to the reduction of the Buyer's cost of said piece of equipment. 20% of the rental income will be treated as income to Seller.

2.    PARTS.

      a. Seller will return all of the John Deere parts that are returnable through Deere and Company at standard terms pursuant to its dealer agreement. As to any such parts that Buyer may purchase from Deere & Company, Buyer shall have the benefit of any truckload discounts or other favorable terms that are standard or available from Deere and Company or that were made available to Seller.

      b. Buyer will purchase up to a one year supply (based on historical sales) of any non-returnable John Deere parts at a price to be mutually agreed upon.

      c. Buyer will purchase the non-John Deere parts inventory at 85% of Seller's cost provided the inventory is less than one year's supply based on historical sales. For those parts that are greater than one year's supply, the parties will mutually agree on a price.

      d. If Buyer and Seller are not able to mutually agree on a price for the parts described at subparagraphs (b) and (c) above, Buyer and Seller will mutually agree upon an appraiser


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      to determine the value of the disputed item or items.  In the event that the parties cannot mutually agree upon an appraiser, each side will appoint an appraiser and the two appraisers will then appoint a third appraiser with the final price to be determined by an average of the three appraisals.

3.    FIXED ASSETS.

      a. Rolling stock will be purchased at a price to be mutually agreed upon between Buyer and Seller.

      b. Service equipment and tools will be purchased at fair market value which is estimated to be approximately $300,000.

      c. Furniture, fixtures, computer equipment and computer software and all other fixed assets will be purchased at fair market value which is estimated to be approximately $300,000.

      d. If Buyer and Seller are not able to mutually agree on a price for the items listed at subparagraphs (a), (b), and (c) above, Buyer and Seller will mutually agree upon an appraiser to determine the value of the disputed item or items. In the event that the parties cannot mutually agree upon an appraiser, each side will appoint an appraiser and the two appraisers will then appoint a third appraiser with the final price to be determined by an average of the three appraisals.

4.    WORK IN PROGRESS.

      Seller will be reimbursed for Seller's cost, including parts, at M.D.P and labor at mechanic's hourly rate.


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